Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MAY 21, 2009

CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS CHESAPEAKE ENERGY (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CELEBRATES ITS 20TH ANNIVERSARY

Employees Commemorate by Volunteering 20,000 Hours of Community Service
and Company Pledges $5 Million to Build Finish Line Tower on the
Oklahoma River Adjacent to the Chesapeake Boathouse

OKLAHOMA CITY, OKLAHOMA, MAY 21, 2009 – Chesapeake Energy Corporation (NYSE:CHK) is commemorating its 20th anniversary this week, celebrating its rise from a start-up company with $50,000 of capital, no proved reserves or natural gas production and fewer than 10 employees to become the nation’s largest independent producer of clean-burning U.S. natural gas.

Aubrey K. McClendon, co-founder and CEO of Chesapeake, commented, “Tom Ward and I could not have dreamed that we would build the nation’s largest independent producer of American natural gas, but we were determined from the start to be the hardest workers in the industry.  Thanks to thousands of talented and dedicated employees, a state and city that foster energy entrepreneurs, extremely hard work, investor support and a little luck, we have achieved an outcome no one could have predicted 20 years ago.

“Although I am proud of what we have accomplished in the past 20 years, I believe the best years for Chesapeake still lie ahead,” he said.  “With a top two ownership position in the massive unconventional reserves in the Big 4 shale plays, with substantial conventional reserves in Oklahoma and elsewhere, and a nation that is increasingly embracing natural gas as the economic and environmental fuel of choice, I believe Chesapeake’s future is exceptionally bright.”

Incorporated on May 18, 1989, Chesapeake said it will commemorate its anniversary by Chesapeake employees donating 20,000 hours of community service by the end of this summer across Oklahoma and 16 other states where the company has operations.     “A key element of our success has been the support of the communities and states in which we operate, so we thought it was only fitting to return that support through our donation of 20,000 hours of community service by our employees,” McClendon said.

The company also pledged $5 million to build the Chesapeake Finish Line Tower adjacent to the Chesapeake Boathouse at Oklahoma City’s rowing venue on the Oklahoma River.  The addition of the tower along with other planned infrastructure and boathouse projects will confirm the river’s status as a world-class competitive rowing, canoeing and kayaking facility.  McClendon said, “We wanted to recognize the incredible role that this city and state have played in our success.”

Since starting with a handful of employees and $50,000 in capital, the company:

•	Has drilled 18,000 wells, with approximately half of them in Oklahoma;
•	Employs 7,800 people, with 4,200 in Oklahoma and 3,000 of those in Oklahoma City;
•	Will have a 2009 payroll of approximately $1 billion, with about $700 million of that paid to Oklahoma employees;
•	Has an interest in 43,000 wells, capable of producing 2.5 billion cubic feet equivalent of natural gas each day, with just under half from Oklahoma wells;
•	Has paid royalties of nearly $8 billion, with $2.3 billion of that figure having been distributed to Oklahoma mineral owners;
•	Has paid $4.7 billion in taxes with $1.5 billion in Oklahoma; and
•	Made charitable contributions of $80 million, with about $60 million of that in Oklahoma.

Employee celebrations will be held across the country at Chesapeake’s 42 corporate, regional and field offices from today through June 27, the 20th anniversary of the date the company started drilling its first well – the Newby 1-1 in Grady County, Oklahoma.

Chesapeake Energy Corporation is the largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.